United States
Securities and Exchange Commission
Washington, DC 20549
___________

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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IMPORTANT ADDITIONAL INFORMATION
FROM THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS
OF PRESIDENTIAL LIFE CORPORATION

December 8, 2009

As outlined in its December 7, 2009 letter to stockholders, the Independent Committee of the Board of Directors of Presidential Life Corporation (the “Company”), in preparing its response to the consent solicitation initiated by Mr. Herbert Kurz, Presidential Life’s Chairman and former CEO, has recently become aware of a troubling pattern of conduct by Mr. Kurz that demonstrates Mr. Kurz’s untrustworthiness and unsuitability to be the CEO and principal steward of the public company in which you have invested.

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An investigation into the tax returns for the Kurz Family Foundation, Ltd., which holds approximately 20.8% of our outstanding common stock, and of which Mr. Kurz is a director, reveals that Mr. Kurz has engaged in a pattern of apparent self-dealing and use of charitable assets for non-charitable personal expenses.

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A review of the Company’s health insurance plan revealed that Mr. Kurz had caused certain Kurz family members and friends to be covered by the plan even though they were ineligible to participate under the plan because they were not employees of Presidential Life.

This pattern of conduct further supports the view of the Independent Committee that Mr. Kurz’s return to the Company in the CEO role would be harmful to the Company and its stockholders.

Kurz Family Foundation Apparent Self-Dealing and Use of Charitable Assets for Non-Charitable Personal Expenses.  The Independent Committee, in connection with its due diligence relating to evaluating the Kurz Consent Solicitation, reviewed the application made to the New York State Insurance Department (“NYSID”) by Mr. Kurz and by the Kurz Family Foundation, Ltd. (the “Foundation”), in connection with Mr. Kurz’s transfer to the Foundation of a controlling interest in the Company.  As a result of that transfer, the Foundation owns 20.8% of the Company’s outstanding common stock.  Mr. Kurz is an officer and director of the Foundation, and his counsel has represented to the NYSID that Mr. Kurz is the “individual . . . responsible for and in charge of the day to day affairs of the Foundation.”

Under the New York Insurance Law, Mr. Kurz and the Foundation were required to file an application for and obtain the approval of the NYSID before the transfer of a controlling interest to the Foundation (in October 2008), but they failed to do so in a timely manner.  Instead, that application was untimely filed several months later, in March 2009, and the 2007 Return of Private Foundation on IRS Form 990-PF (the “2007 Return”) that Mr. Kurz had signed as an officer of the Foundation was filed as an attachment to that application.  Examination of the 2007 Return revealed issues concerning potential self-dealing by Mr. Kurz and improper use of charitable assets for personal expenses.  A committee of independent directors commenced an investigation into the 2007 Return and the application to the NYSID to which the return was attached, and of the related conduct of Mr. Kurz and Charles Snyder, the Company’s CFO, who signed the 2007 Return as a paid preparer, in a personal capacity.

The investigation committee retained Orrick, Herrington & Sutcliffe, LLP, as independent counsel in connection with the investigation.  A preliminary report prepared by counsel has been provided to the NYSID, and a supplemental preliminary report is being provided to the NYSID pursuant to its request. The NYS Superintendent of Insurance has instituted an official investigation into the affairs, conduct and practices of the Foundation, and the Company is cooperating with the investigation.  The supplemental preliminary report concludes that Mr. Kurz and the Foundation (through Mr. Kurz) likely engaged in improper self-dealing, made taxable expenditures and used Foundation assets in a manner that is inconsistent with its charitable status under Section 501(c)(3) of the Internal Revenue Code (“501(c)(3)”).  That report also concludes that it is likely that Mr. Kurz was using Foundation money to make excessive payments to the Foundation’s directors (most of whom are family members) and to pay for, among other things, personal medical expenses (including personal caretakers and individual doctors), other personal expenses (including meals, utilities bills and legal bills of counsel that is representing Mr. Kurz in connection with the consent solicitation), tuition for at least one family member and for friends and children of friends, and questionable consulting fees to family members and friends.  The NYSID has issued a subpoena to the Foundation with respect to certain expenditures made by the Foundation.  Independent counsel to the investigation committee requested that Mr. Kurz meet with them to discuss matters relating to the Foundation and its application to the NYSID and, to date, Mr. Kurz has declined to do so.  The investigation committee’s internal investigation is continuing.

Misuse of Presidential Life’s Health Insurance Plan.  Additionally, as discussed in the December 7, 2009 letter, in reviewing the participants in the Company’s health insurance plan, the independent directors discovered that Mr. Kurz had caused his daughter, members of their extended family, his personal aide and his wife’s personal health care provider to be covered by the plan even though they were not eligible to participate since they were not employees of the Company. The Independent Committee has caused the Company to notify the individuals and the health insurer that such participants are not eligible to participate in the plan and have been removed.

The Independent Committee believes that the information detailed above provides compelling evidence as to Mr. Kurz’s untrustworthiness and unsuitability to be the CEO and President of a public company.  We believe his motives, in seeking to remove all of the other directors, without cause, and to have himself reinstalled as CEO, are purely self-serving and his actions would not be in the best interests of all stockholders.  In contrast, our strong Board of Directors and experienced management team are focused on growing the business, improving performance and generating enhanced value for all stockholders.

The Independent Committee will update stockholders as the investigation progresses.